Exhibit 99.(h)(4)

HEALTHSHARES™, INC.

AMENDED AND RESTATED

OPERATING EXPENSES LIMITATION AGREEMENT

THIS AMENDED AND RESTATED OPERATING EXPENSES LIMITATION AGREEMENT (the “Agreement”) is effective as of the 24th day of September, 2007, by and between HealthShares™, Inc., a Maryland corporation (the “Company”), on behalf of each of the funds listed on Appendix A (each a “Fund,” and collectively, the “Funds”), and the investment adviser of the Funds, XShares Advisors LLC (the “Advisor”).

WITNESSETH:

WHEREAS, the Advisor renders advice and services to the Funds pursuant to the terms and provisions of an Investment Advisory Agreement between the Company and the Advisor dated as of the 1st day of December, 2006 (the “Investment Advisory Agreement”); and

WHEREAS, the Funds are responsible for, and have assumed the obligation for, payment of certain expenses pursuant to the Investment Advisory Agreement that have not been assumed by the Advisor; and

WHEREAS, the Advisor desires to limit each Fund’s Operating Expenses (as that term is defined in paragraph 2 of this Agreement) pursuant to the terms and provisions of this Agreement, and the Company (on behalf of each Fund) desires to allow the Advisor to implement those limits;

NOW THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties, intending to be legally bound hereby, mutually agree as follows:

1. LIMIT ON OPERATING EXPENSES.  The Advisor hereby agrees to limit each Fund’s current Operating Expenses to an annual rate, expressed as a percentage of each Fund’s respective average annual net assets to the amounts listed in Appendix A (the “Annual Limits”).  In the event that the current Operating Expenses of a Fund, as accrued each month, exceed its Annual Limit, the Advisor will pay to that Fund, on a monthly basis, the excess expense within a reasonable time after being notified that an excess expense payment is due.

2. DEFINITION.  For purposes of this Agreement, the term “Operating Expenses” with respect to each Fund, is defined to include all expenses necessary or appropriate for the operation of each Fund, including the Advisor’s investment advisory or management fee detailed in the Investment Advisory Agreement, any Rule 12b-1 fees and other expenses described in the Investment Advisory Agreement, but does not include any front-end or contingent deferred loads, taxes, leverage interest, brokerage commissions, expenses incurred in connection with any merger or reorganization, or extraordinary expenses such as litigation.

3. REIMBURSEMENT OF FEES AND EXPENSES.  The Advisor retains its right to receive reimbursement of any excess expense payments paid by it pursuant to this Agreement made in the prior three fiscal years.

4. TERM AND TERMINATION.  This Agreement shall become effective on the date specified herein and shall continue in effect with respect to each Fund until January 31, 2009, and shall thereafter be automatically renewed and continued with respect to each Fund for a period of one (1) year, provided either party may elect not to renew the Agreement with respect to one or more of the Funds for an additional year upon such sixty (60) days’ prior written notice.  This Agreement will automatically terminate if the Investment Advisory Agreement is terminated, with such termination effective upon the effective date of the Investment Advisory Agreement’s termination.

5. ASSIGNMENT.  This Agreement and all rights and obligations hereunder may not be assigned without the written consent of the other party.

6. SEVERABILITY.  If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

7. GOVERNING LAW.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Maryland without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the Investment Company Act of 1940, and the Investment Advisers Act of 1940, and any rules and regulation promulgated thereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested by their duly authorized officers, all on the day and year first above written.

HEALTHSHARES™, INC.		XSHARES ADVISORS LLC
on behalf of
each of the Funds listed on Appendix A

By:	/s/ David W. Jaffin	By:	/s/ Anthony F. Dudzinski
Name:	David W. Jaffin	Name:	Anthony F. Dudzinski
Title:	Secretary and Treasurer	Title:	Chief Executive Officer

APPENDIX A

Fund	Operating Expense Limit

HealthShares™ Asian Health Exchange Traded-Fund	.95%
HealthShares™ Autoimmune-Inflammation Exchange-Traded Fund	.75%
HealthShares™ Cancer Exchange-Traded Fund	.75%
HealthShares™ Cardio Devices Exchange-Traded Fund	.75%
HealthShares™ Cardiology Exchange-Traded Fund	.75%
HealthShares™ Dermatology and Wound Care Exchange-Traded Fund	.75%
HealthShares™ Diagnostics Exchange-Traded Fund	.75%
HealthShares™ Emerging Cancer Exchange-Traded Fund	.75%
HealthShares™ Enabling Technologies Exchange-Traded Fund	.75%
HealthShares™ European Drugs Exchange-Traded Fund	.95%
HealthShares™ European Medical Products and Devices Exchange-Traded Fund	.95%
HealthShares™ GI/Gender Health Exchange-Traded Fund	.75%
HealthShares™ Infectious Disease Exchange-Traded Fund	.75%
HealthShares™ Metabolic-Endocrine Disorders Exchange-Traded Fund	.75%
HealthShares™ Neuroscience Exchange-Traded Fund	.75%
HealthShares™ Ophthalmology Exchange-Traded Fund	.75%
HealthShares™ Orthopedic Repair Exchange-Traded Fund	.75%
HealthShares™ Patient Care Services Exchange-Traded Fund	.75%
HealthShares™ Respiratory/Pulmonary Exchange-Traded Fund	.75%
HealthShares™ Composite Exchange-Traded Fund	.75%
HealthShares™ BioPharmaceutical Giants Exchange-Traded Fund	.75%